Exhibit 16.1






                                           [W. Alan Jorgensen Letterhead]


March 28, 2001




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.   20549

Dear Sir/Madam:

I have read the relevant information referring to my firm in Item 8 included in the Form 10-K dated April 2, 2001, of TRIBEWORKS, INC. to be filed with the Securities and Exchange Commission and I am in agreement with the statements contained therein, except I have no direct information to confirm Board action in appointing of new accountants.

Very truly yours,

/s/ W. ALAN JORGENSEN, CPA
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    W. Alan Jorgensen, CPA